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HERITAGE FINANCIAL CORPORATION

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March 19, 2013

Dear Shareholder:

On behalf of the Board of Directors and management of Heritage Financial Corporation, we cordially invite you to attend the annual meeting of shareholders. The meeting will be held at 10:30 a.m., Pacific time, on Wednesday, May 1, 2013 at the Phoenix Inn Suites, 417 Capitol Way N., Olympia, Washington. The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. In addition, we will report on our results of operations during the past year and address your questions and comments.

We encourage you to attend the meeting in person. Whether or not you plan to attend, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope, or follow the instructions on the proxy card to vote by phone or on the Internet, as promptly as possible. This will save us the additional expense of soliciting proxies and will ensure that your shares are represented at the annual meeting.

Your Board of Directors and management are committed to the continued success of Heritage Financial Corporation and the enhancement of your investment. As President and Chief Executive Officer, I want to express my sincere appreciation for your confidence and support.

We look forward to seeing you at the meeting.

Sincerely,

Brian L. Vance
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 1, 2013

Time:	10:30 a.m. Pacific time

Place:	Phoenix Inn Suites, 417 Capitol Way N., Olympia, Washington

Matters to be voted on:

1.	The election of six directors to each serve for a one-year term.

2.	An advisory (non-binding) resolution to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

3.	The ratification of the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2013.

We will also transact other business that may properly come before the meeting, or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 4, 2013 are entitled to receive notice of and to vote at the annual meeting.

Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card, which is solicited by the Board of Directors, will save us the expense and extra work for additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. The proxy will not be used if you attend and vote at the annual meeting in person. Regardless of the number of shares you own, your vote is very important. Please act today.

By Order of the Board of Directors

Kaylene M. Lahn

Senior Vice President and Corporate Secretary

Olympia, Washington

March 19, 2013

PROXY STATEMENT TABLE OF CONTENTS

2013 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

HERITAGE FINANCIAL CORPORATION

201 Fifth Avenue S.W.

Olympia, Washington 98501

(360) 943-1500

The Board of Directors of Heritage Financial Corporation is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders. We are first mailing this Proxy Statement and the enclosed form of proxy to our shareholders on or about March 19, 2013.

The information provided in this Proxy Statement relates to Heritage Financial Corporation and its wholly-owned bank subsidiaries, Heritage Bank and Central Valley Bank. Heritage Financial Corporation may also be referred to as “Heritage” or the “Company.” All references in this Proxy Statement to “Heritage,” “we,” “us” and “our” or similar references means Heritage Financial Corporation and its consolidated subsidiaries and all references to Heritage Financial Corporation means Heritage Financial Corporation excluding its subsidiaries, in each case unless otherwise expressly stated or the context requires otherwise.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:         Wednesday, May 1, 2013

Time:        10:30 a.m., Pacific time

Place:       Phoenix Inn Suites, 417 Capitol Way N., Olympia, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote on:

•	The election of six directors to each serve for a one-year term.

•	An advisory, non-binding, resolution to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

•	The ratification of the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2013.

We will also transact any other business that may properly come before the annual meeting. As of the date of this Proxy Statement, we are not aware of any business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 1, 2013

Our Proxy Statement and Annual Report to Shareholders are available at www.hf-wa.com. The following materials are available for review:

•	Proxy Statement;

•	Proxy Card;

•	Annual Report to Shareholders; and

•	Directions to attend the annual meeting, where you may vote in person.

Who is Entitled to Vote?

We have fixed the close of business on March 4, 2013, as the record date for shareholders entitled to notice of and to vote at our annual meeting. Only holders of record of Heritage’s common stock on that date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of Heritage common stock you own, unless you acquired more than 10% of Heritage’s common stock without prior Board approval. As provided in our Articles of Incorporation, for each vote in excess of 10% of the voting power of the outstanding shares of Heritage’s voting stock, the record holders in the aggregate will be entitled to cast one-hundredth of a vote, and the aggregate power of these record holders will be allocated proportionately among these record holders. On March 4, 2013, there were 15,113,057 shares of Heritage common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials. You are a shareholder of record if your shares of Heritage common stock are held in your name. If you are a beneficial owner of Heritage common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Heritage common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on your proxy card. Shares of Heritage common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement and FOR ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2013. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in “Street Name” by a Broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice. In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.” The proposal to elect directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership. If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the 401(k) Employee Stock Ownership Plan Be Voted?

We maintain a 401(k) employee stock ownership plan (“KSOP”) which owned 387,780 shares or 2.57% of Heritage’s common stock as of the record date. Our employees participate in the KSOP. Each KSOP participant may instruct the trustee of the plan how to vote the shares of Heritage common stock allocated to his or her account under the KSOP by completing a vote authorization form. If a KSOP participant properly executes a vote authorization form, the KSOP trustee will vote the participant’s shares in accordance with the participant’s instructions. KSOP shares for which proper voting instructions are not received will not be voted. In order to give the trustee sufficient time to vote, all vote authorization forms, which are in the form of a proxy card, must be received from KSOP participants by the transfer agent on or before April 26, 2013.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of at least a majority of the shares of Heritage common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless a new record date for the meeting is set. An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Heritage common stock. Accordingly, the six nominees for election as directors who receive the highest number of votes actually cast will be elected. Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the six nominees receiving the greatest number of votes will be elected. Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Vote on Executive Compensation

Approval of the advisory (non-binding) vote on executive compensation requires the affirmative vote of the majority of the shares of Heritage common stock present, in person or by proxy, at the annual meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes do not constitute votes cast and therefore will have no effect on the approval of the proposal. Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution to approve our executive compensation as disclosed in this Proxy Statement.

Vote Required to Approve Proposal 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Ratification of the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2013, requires the affirmative vote of the majority of the shares of Heritage common stock present, in person or by proxy, at the annual meeting by holders of Heritage common stock. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Our Board of Directors unanimously recommends that you vote FOR the proposal to ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2013.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Corporate Secretary of Heritage in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in “street name,” you must bring a validly executed proxy from the nominee indicating that you have the right to vote the shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of March 4, 2013, information regarding share ownership of:

•

those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Heritage’s common stock other than directors and executive officers;

•	each director and director nominee of Heritage;

•	each executive officer of Heritage named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Heritage as a group.

Persons and groups who beneficially own in excess of five percent of Heritage’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to Heritage, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934. To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of Heritage’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of December 31, 2012, the following shareholders beneficially owned more than 5% of the outstanding shares of Heritage common stock.

Beneficial Owners of More Than 5%	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
Wellington Management Company, LLP(1) 75 State Street, Boston, MA 02108	972,855	6.42%
BlackRock Inc.(2) 40 East 52nd Street, New York, NY 10022	873,324	5.76%
Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Company(3) 1700 Farnam Street, Omaha, NE 68102	828,080	5.48%
(1)	According to a Schedule 13G filed with the SEC on February 14, 2013, Wellington Management Company, LLP has shared voting power and dispositive power over the shares reported.
(2)	According to a Schedule 13G filed with the SEC on February 8, 2013, BlackRock Inc. has sole voting and dispositive power over the shares reported.
(3)	According to a Schedule 13G filed with the SEC on February 4, 2013, Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Company has sole voting and dispositive power over the shares reported.

The following table shows, as of March 4, 2013, the amount of Heritage common stock owned (unless otherwise indicated) by each director, director nominee, the named executive officers and all of our directors and executive officers as a group. On March 4, 2013, there were 15,113,057 shares of Heritage common stock outstanding and entitled to vote at the annual meeting.

Name	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
Directors
Brian S. Charneski(1)	38,883	*
Gary B. Christensen(2)	61,209	*
John A. Clees(3)	83,425	*
Kimberly T. Ellwanger(4)	17,213	*
Peter N. Fluetsch(5)	47,844	*
Daryl D. Jensen(6)	186,670	1.24%
Jeffrey S. Lyon(7)	36,549	*
Donald V. Rhodes(8)	328,350	2.17%
Ann Watson(9)	-
Philip S. Weigand(10)	134,817	*
Named Executive Officers
Brian L. Vance(11)	151,330	1.00%
Jeffrey J. Deuel(12)	43,561	*
Donald J. Hinson(13)	27,767	*
D. Michael Broadhead(14)	53,519	*
David A. Spurling(15)	29,802	*
Directors and Executive Officers as a group (15 persons)	1,240,939	8.21%
*	Less than one percent of shares outstanding
(1)	Includes 5,500 shares issuable upon exercise of options, 18,494 shares held jointly with his spouse, 8,675 shares owned by an entity controlled by Mr. Charneski and 420 shares held in trust.
(2)	Includes 7,675 shares issuable upon exercise of options, 30,157 shares held jointly with his spouse and 21,400 shares owned by entities controlled by Mr. Christensen.
(3)	Includes 6,025 shares issuable upon exercise of options, 65,122 shares held jointly with his spouse, 1,050 shares owned solely by his spouse and 2,500 shares owned by an entity controlled by Mr. Clees.
(4)	Includes 4,000 shares issuable upon exercise of options and 11,859 shares held jointly with her spouse.
(5)	Includes 4,000 shares issuable upon exercise of options and 42,250 shares held jointly with his spouse.
(6)	Includes 7,150 shares issuable upon exercise of options, 128,455 shares held jointly with his spouse, 10,000 shares held in an indirect trust whereby he has voting power and 39,088 shares held in trust.
(7)	Includes 5,500 shares issuable upon exercise of options and 3,150 shares held as custodian for a minor.
(8)	Includes 7,150 shares issuable upon exercise of options and 22,193 vested shares in the KSOP.
(9)	It is expected that Ms. Watson will be in compliance with our stock ownership guidelines in the allotted time frame.
(10)	Includes 7,050 shares issuable upon exercise of options, 15,960 shares held solely by his spouse and 49,920 shares held jointly with his spouse.
(11)	Mr. Vance is also a director. Includes 7,001 shares issuable upon exercise of options, 78,055 shares held jointly with his spouse and 18,073 vested shares in the KSOP.
(12)	Includes 20,000 shares issuable upon exercise of options and 380 vested shares in the KSOP.
(13)	Includes 6,596 shares issuable upon exercise of options and 1,664 vested shares in the KSOP.
(14)	Includes 10,048 shares issuable upon exercise of options, 20,414 shares owned jointly with his spouse, 649 shares owned by a family partnership and 2,589 vested shares in the KSOP.
(15)	Includes 6,294 shares issuable upon exercise of options, 10,875 shares held jointly with his spouse and 4,728 vested shares in the KSOP.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of eleven members and historically has been divided into three classes, with directors elected for three-year terms. At the 2011 annual meeting of shareholders, shareholders approved an amendment to our Articles of Incorporation which eliminated our classified Board prospectively. The terms of current members Brian S. Charneski, Gary B. Christensen, John A. Clees, Kimberly T. Ellwanger, Peter N. Fluetsch, Philip S. Weigand and Brian L. Vance expire at the 2013 annual meeting. Upon recommendation of the Governance and Nominating Committee, each of these incumbent directors, with the exception of Messrs. Fluetsch and Weigand who are retiring due to our retirement policy, has been nominated by the Board to serve a one-year term ending at the 2014 annual meeting, or when their respective successors have been duly elected and qualified. Ann Watson was newly appointed to the Board of Directors in October 2012 and has also been nominated by the Board to serve a one-year term. Ms. Watson was recommended as a director by a third party search firm. The third party search firm performed interviews with the directors and certain executive officers to determine a consensus profile for the director search. Due diligence of the candidates was performed by the third party search firm prior to the candidate meeting with the Board for final interviews, selection and nomination to the Board.

The table below sets forth information regarding each director of Heritage and each nominee for director, including his or her age, position and term of office. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends you vote FOR the election of Brian S. Charneski, Gary B. Christensen, John A. Clees, Kimberly T. Ellwanger, Brian L. Vance and Ann Watson.

Name	Age (1)	Position(s) Held with Heritage	Director Since	Term to Expire
Nominees
Brian S. Charneski	51	Director, Vice Chairman	2000	2014	(2)
Gary B. Christensen	64	Director	2005	2014	(2)
John A. Clees	65	Director	2005	2014	(2)
Kimberly T. Ellwanger	53	Director	2006	2014	(2)
Brian L. Vance	58	Director, President & CEO	2002	2014	(2)
Ann Watson	51	Director	2012	2014	(2)
Directors Continuing in Office(3)
Daryl D. Jensen	73	Director	1985	2014
Jeffrey S. Lyon	60	Director	2000	2014
Donald V. Rhodes	76	Chairman	1989	2014
(1)	As of December 31, 2012.
(2)	Assuming election or re-election.
(3)	Messrs. Jensen, Lyon and Rhodes will complete the last year of their three-year staggered term.

Business Experience of Nominees for Election or Re-Election

The business experience of each nominee of Heritage for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that led to the conclusion that the person should serve as a director of Heritage is set forth below. All nominees have held their present positions for at least five years unless otherwise indicated.

Brian S. Charneski is the President of L&E Bottling Company in Olympia, Washington and is Chairman of Pepsi Northwest Beverages, LLC, a regional beverage manufacturing joint venture with PepsiCo, Inc. headquartered in Tumwater, Washington. Mr. Charneski is a director of Spyglass Capital Partners, LLC, a private equity investment company and chairs its operating committee. Mr. Charneski is a director of Shadow Beverages and Snacks, LLC, a developer and innovator in the snack and beverage industry, headquartered in Phoenix, Arizona. Mr. Charneski is a director of the American Beverage Association and is also a member of the Board of Directors of the Pepsi-Cola Bottlers Association, having chaired the Association from 2005 to 2007. Mr. Charneski serves on the Board of Trustees of Saint Martin’s University and has been a past director of the Washington Center for Performing Arts and The Community Foundation of the South Sound. Mr. Charneski is a 1985 graduate of Seattle University with a Bachelor of Arts in Economics. Mr. Charneski provides a depth of knowledge in corporate and regulatory matters as he is a strong advocate for the beverage industry. He brings significant financial, economic and merger and acquisition expertise to the Board.

Gary B. Christensen is the President, Chief Executive Officer and Chairman of the Board of Powell Christensen Inc., a fuel, lubricant and propane distributorship headquartered in Grandview, Washington. Mr. Christensen is also the Chief Executive Officer and Chairman of the Board of MidValley Chrysler, Jeep, Dodge Inc., the Chief Executive Officer of Christensen West LLC and the Chief Executive Officer of Seaport Petroleum. In 2004, R.E. Powell Distributing (a subsidiary of Powell Christensen Inc.) was named one of five inductees into the University of Washington sponsored “Leadership Circle” at the 6th Annual University of Washington Minority Business of the Year Awards dinner. Mr. Christensen is a current member of the Chevron Oil Company National Wholesale Council, serves on the Board of Ambassadors for the University of Washington Business and Economic Development Program and is a founding director and a former President of the Central Washington Chapter of Safari Club International. Mr. Christensen serves as a director for Central Valley Bank and recently retired from serving as the Chairman of the Board of Directors for Yakima County Development Association. Mr. Christensen provides significant knowledge in corporate matters with his proven leadership in the success of his multiple companies. He also provides extensive knowledge of the Yakima Valley real estate market, where our subsidiary bank, Central Valley Bank, is located.

John A. Clees is an attorney at Worth Law Group with a practice emphasis in estate and business succession planning for closely held companies and their owners. Formerly, Mr. Clees was the Tax Services Director at the consulting and accounting firm of RSM McGladrey and McGladrey & Pullen LLP in Olympia, Washington. Prior to this, Mr. Clees was the President of Clees Miles CPA Group, Olympia, Washington until the Group was sold to RSM McGladrey. Prior to that time, he was the managing partner of Gattis, Clees and Company, an accounting firm with offices in Seattle and Olympia, Washington. Mr. Clees is a graduate of the University of Washington with a Bachelor of Arts in Economics and a graduate of the University of Washington School of Law. Mr. Clees is licensed as a Certified Public Accountant, an attorney and mediator in the State of Washington. Mr. Clees served on Heritage’s Board of Directors from 1990 to 2000 and served as a non-voting consultant to Heritage’s Board of Directors and Audit Committee from 2000 until June 2005. Mr. Clees provides important tax and accounting expertise to the Board. He also brings a legal perspective to the Board, with a solid understanding of corporate governance matters.

Kimberly T. Ellwanger was Senior Director of Corporate Affairs and Associate General Counsel at Microsoft Corporation of Redmond, Washington from 1991 until her retirement in October 1999. She led Microsoft in developing a corporate presence in government, industry and community affairs, including opening a Washington, D.C. office and developing a network of state and local government affairs representation. Prior to joining Microsoft, Ms. Ellwanger was a Partner at Perkins Coie in Seattle, Washington from 1985 to 1991, where her practice included state and local tax planning, tax litigation, bankruptcy, general business and corporate advice and transactions. She has been involved in numerous civic and professional activities including currently serving on the Board of the South Sound YMCA and the University of Washington Law Alumni Magazine Editorial Board. She is past Chair of the Washington Council on International Trade and past Vice President of the Business Software Alliance and past Board member of the American Electronics Association. Ms. Ellwanger graduated with high honors from the University of Washington School of Law and graduated Phi Beta Kappa from Vassar College with an honors degree in economics. She has participated in a number of director education programs, including the DirectWomen Board Institute and has been a panelist at state and national compensation conferences. Ms. Ellwanger brings significant legal expertise, which is complemented with her knowledge and experience in corporate and government matters.

Brian L. Vance became President and Chief Executive Officer of Heritage and Heritage Bank, and Vice Chairman and Chief Executive Officer of Central Valley Bank in 2006. In September 2012, Mr. Vance resigned as President of Heritage Bank upon the promotion of Jeffrey J. Deuel. In 2003, Mr. Vance was appointed President and Chief Executive Officer of Heritage Bank and in 1998, Mr. Vance was named President and Chief Operating Officer of Heritage Bank. Mr. Vance joined Heritage Bank in 1996 as its Executive Vice President and Chief Credit Officer. Prior to joining Heritage Bank, Mr. Vance was employed for 24 years with West One Bank, a bank with offices in Idaho, Utah, Oregon and Washington. Prior to leaving West One, he was Senior Vice President and Regional Manager of Banking Operations for the south Puget Sound region. Mr. Vance serves as trustee of the South Puget Sound Community College and as a director of the University of Washington—Tacoma—Milgard School of Business Foundation and the Community Foundation. He is also the past President of the Washington Financial League. Mr. Vance’s experience with the financial services industry, which includes credit administration, management and strategic forecasting, brings valuable management and financial analysis skills to the Board.

Ann Watson was appointed to the board in October 2012. Ms. Watson is a graduate of Whitman College with a Bachelor of Arts in Economics and a graduate of Columbia University with a Masters of Business Administration. Ms. Watson previously served in executive leadership roles at Russell Investments where she played an integral part in the company’s successful expansion spanning a 15 year period. In these leadership roles, she served as Chief Human Resources Officer, as a Management Committee Member, a Russell Mellon Board Member and as a Director in the Corporate Finance Group. Prior to joining Russell Investments she had a seven year career with Chemical Bank/Manufacturers Hanover in New York and abroad whereby she held multiple global roles including strategic planning, loan workouts, client relationship management and credit analysis. Ms. Watson is an active community leader in the Seattle area. She currently serves on the Board of the Seattle Foundation and is active in Social Venture Partners and Thrive by Five. Previously she served on the board of the Washington Economic Development Finance Authority and on the Executive Committee of the Washington State China Relations Council. Ms Watson brings extensive financial services industry and corporate financial knowledge to the Board, including merger and acquisition experience. Her significant leadership, compensation and human resources experience add to the Board’s perspective.

Business Experience of Directors Continuing in Office

The business experience of each director continuing in office of Heritage for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that led to the conclusion that the person should serve as a director of Heritage is set forth below. All directors have held their present positions for at least five years unless otherwise indicated.

Daryl D. Jensen served as President of Sunset Life Insurance Company of America from 1973 until his retirement in 1999. He was a member of the Sunset Life Board from 1971 to 2010. He came out of retirement and served as the Chief Financial Officer of Western Institutional Review Board, located in Olympia, Washington, from 2001 until 2010. He served as a director of Kansas City Life Insurance Company from 1978 to 2011 and was a member of its Audit Committee from 2004 to 2011. Mr. Jensen is also a director of Panorama Corporation, a large retirement community located in Lacey, Washington. Mr. Jensen has served as a director of Central Valley Bank since 1989. Mr. Jensen is a member of the American Academy of Actuaries. Mr. Jensen brings significant financial services industry and accounting expertise to the Board. His management and financial operations experience broaden the Board’s perspective on insurance and financial services matters.

Jeffrey S. Lyon is the Chairman and Chief Executive Officer of Kidder Mathews, headquartered in Seattle, Washington. Mr. Lyon serves as a director for Kidder Mathews Segner Inc. Mr. Lyon is a member of the Real Estate Advisory Board of Washington State University, the Business Advisory Board for the Milgard School of Business at the University of Washington, Tacoma and is also on the Tacoma-Pierce County Economic Development Board. Mr. Lyon has over 35 years of experience in the commercial real estate industry in the Puget Sound area. Mr. Lyon provides expertise in the commercial real estate industry and has excellent entrepreneurial and leadership skills, which are beneficial to the Board.

Donald V. Rhodes currently serves as Chairman of Heritage Financial Corporation and Heritage Bank, and since 1986, Chairman of Central Valley Bank, a subsidiary of Heritage Financial Corporation which was acquired in March 1999. Mr. Rhodes joined Heritage Bank in 1989 as President and Chief Executive Officer and was elected Chairman in 1990. Mr. Rhodes served as a director of the Federal Home Loan Bank of Seattle from August 2005 to December 2012. Mr. Rhodes’ significant experience in the financial services industry provides a broad depth of knowledge and judgment to the Board. He provides the management and leadership skills required of the Chairman of the Company.

Director Qualifications and Experience

The following table includes the qualifications and experience of each director that led the Board to conclude that the director is qualified to serve on the Board.

Summary of Director Qualifications and Experience	Charneski	Christensen	Clees	Ellwanger	Jensen	Lyon	Rhodes	Watson	Vance
Academia/Education is valued because it evidences a disciplined approach to enhancing the individual’s knowledge in their trade/business which provides for a broader perspective.	✓	✓	✓	✓	✓	✓	✓	✓	✓
Attorney - provides legal focus which assists with regulatory compliance.			✓	✓
Business Operations experience gives directors a practical understanding of developing, implementing and assessing our operating plan and business strategy.	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance experience supports our goals of strong Board and management accountability, transparency and protection of shareholder interests.	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Expertise assists our directors in understanding the financial reporting and internal controls.	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Services (specifically, banking or insurance) experience provides an in-depth knowledge of our business operations.					✓		✓	✓	✓
Real Estate expertise is important in understanding our lending business.	✓					✓	✓		✓

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors of Heritage conducts its business through meetings of the Board and through its committees. The Board meets on a monthly basis, holding special meetings as necessary. After each regular Board meeting, the directors meet in executive session, outside of the presence of the Chief Executive Officer. In addition, the outside directors hold separate meetings on a regular basis. During the year ended December 31, 2012, the Board of Directors held 12 meetings. No director attended fewer than 75% of the total meetings of the Board and committees on which the director served during this period.

Committees and Committee Charters

Our Board of Directors has standing Audit and Finance, Governance and Nominating, Compensation and Risk Committees and has adopted written charters for each of these committees. You may obtain a copy of the Audit and Finance, Governance and Nominating, and Compensation Committee charters, free of charge, by writing to: Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington, 98501, or by calling (360) 943-1500. These charters are also available on our website at www.hf-wa.com.

The following table shows the membership of the various committees as of the mailing date of this proxy statement, as well as the number of meetings held by each committee in 2012.

Committee Membership

Name	Audit and Finance		Compensation		Governance and Nominating		Risk
Brian S. Charneski	✓				✓	*
Gary B. Christensen	✓		✓		✓
John A. Clees	✓						✓	*
Kimberly T. Ellwanger			✓	*	✓
Peter N. Fluetsch			✓		✓		✓
Daryl D. Jensen	✓	*					✓
Jeffrey S. Lyon	✓		✓		✓
Donald V. Rhodes	✓				✓		✓
Brian L. Vance							✓
Ann Watson	✓		✓
Philip S. Weigand	✓		✓				✓
Total Meetings in 2012		6		6		7		4
*	Committee Chair

Audit and Finance Committee

The Audit and Finance Committee is composed of eight members, each of whom is “independent” in accordance with the requirements for companies listed on The NASDAQ Stock Market and applicable SEC rules. Director Jensen has been designated by the Board of Directors as the “audit committee financial expert,” as defined by the SEC. The Committee meets quarterly and on an as-needed basis to evaluate the effectiveness of Heritage’s internal controls for safeguarding its assets and ensuring the integrity of the financial reporting. The Committee also appoints the independent registered public accounting firm and reviews the audit reports prepared by the independent registered public accounting firm.

Compensation Committee

The Compensation Committee is composed of six members, each of whom is an independent director as defined by NASDAQ listing standards and applicable SEC and Internal Revenue Service rules. The Compensation Committee meets on an as-needed basis regarding the personnel, compensation and benefits related matters of Heritage. For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see the “Compensation Discussion and Analysis” section below.

Governance and Nominating Committee

The Governance and Nominating Committee is composed of six members, each of whom is an independent director. The Governance and Nominating Committee and its Chair are appointed annually by the Board of Directors. The Committee meets annually and on an as-needed basis, and is responsible for selecting qualified individuals to fill expiring directors’ terms and vacancies on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Committee. The Committee’s role includes oversight of our corporate governance program. The Committee’s duties include the development and administration of Heritage’s corporate governance standards.

Risk Committee

The Risk Committee is composed of six members. The Committee meets quarterly and on an as needed basis to review risks inherent in our business such as credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk. During the year, the Company developed an Enterprise Risk Management model for the Committee and full Board to utilize in managing risks of the Company.

CORPORATE GOVERNANCE

Heritage is committed to good corporate governance and acts in a manner that best serves the interests of the Company and its shareholders. The Board reviews the Company’s policies and business strategies and advises executive management who manage and implement the Company’s business model and operations. The Board has adopted Corporate Governance Guidelines, Committee Charters, Stock Ownership Guidelines and various Policies including the Code of Ethics Policy and Whistleblower Policy to provide a framework for effective governance practices. The full text of these documents can be found at www.hf-wa.com. Governance is a continuing focus at the Company and in this section we describe our key governance policies, guidelines and practices.

Corporate Governance Guidelines

The Corporate Governance Guidelines outline the Company’s governance framework by addressing such items as responsibilities of directors, adherence to conflict of interest rules; the selection process for director candidates, required meeting attendance, stock ownership guidelines, the annual completion of Board performance assessments, director compensation, retirement age of directors, director education, succession planning and other important governance matters.

Process for Selecting Directors

In its deliberations for selecting candidates for nomination as director, the Governance and Nominating Committee Charter requires the Committee to consider: each candidate’s business and occupational background and experience; integrity and reputation; education; knowledge of and contacts in our market area and ties to the community; ability to commit adequate time and attention to serve as a director in light of other commitments; ability to work effectively in a group; independence and potential conflicts of interest; tenure on the Board; specialized knowledge or skills; and any other factors that the Committee deems appropriate. In selecting nominees, the Committee must consider these criteria, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining a diversity of backgrounds among its members. In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board for names of potentially qualified candidates. Additionally, the Committee may request that members of the Board pursue their own business contacts for the names of potentially qualified candidates, or the Committee may use the services of a search firm. The Committee would then consider the potential pool of director candidates, select the top candidate based on the candidates’ qualifications and the Board’s needs, and conduct an investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Heritage. The Committee will consider director candidates recommended by Heritage’s shareholders. If a shareholder has submitted a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director. For a description of the proper procedure for a shareholder to submit a nomination, see “Shareholder Proposals” in this Proxy Statement.

Board Leadership

The Board annually elects the Chairman of the Board. The Chairman leads the Board and presides at all Board meetings, and is responsible for delivery of information to enable the Board to make informed decisions. In December 2012, the Board named Mr. Charneski as Vice Chairman of the Board and he now leads the Board meetings in the absence of the Chairman of the Board. The positions of Board Chairman and of President and Chief Executive Officer have been separately held since 2006. The Board believes this structure is appropriate for Heritage because it provides segregation of duties between managing Heritage and leadership of the Board.

Board Risk Oversight

The Board has the ultimate responsibility and authority for overseeing risk management at Heritage. The Board assesses risks facing Heritage and the subsidiary banks. On a regular basis, the Board reviews operational and regulatory reports provided by management to assess credit risk, liquidity risk, and operational risk.

The Board also delegates the oversight of risk to various committees. The Audit and Finance Committee oversees the financial, accounting and internal control risk management. The Compensation Committee oversees the management of risks that may be posed by our compensation practices and programs. The Compensation Committee is responsible for reviewing compensation policies and practices for all employees to ensure that they do not create or encourage risks that are reasonably likely to have a material adverse effect on Heritage. The Risk Committee oversees the risks inherent in our businesses in the following categories: credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk. The Audit and Finance Committee and Risk Committee hold a joint meeting annually to review the annual audit plan and risk assessment. The Compensation Committee Chair also attends the joint Audit and Finance and Risk Committee meeting to ensure that compensation risks are also reviewed as part of the annual risk assessment process. The Senior Risk Officer reports directly to the Risk Committee Chair and Audit and Finance Committee Chair.

Director Independence

Our common stock is listed on the NASDAQ Global Select Market. In accordance with NASDAQ requirements, at least a majority of our directors must be independent. The Board of Directors has determined that as of December 31, 2012 ten of our eleven directors were independent. Directors Charneski, Christensen, Clees, Ellwanger, Fluetsch, Jensen, Lyon, Rhodes, Watson and Weigand are all independent. The Board determined that effective September 1, 2012, Mr. Rhodes, who formerly served as the Chief Executive Officer of the Company, became independent. Only Brian L. Vance, who serves as President and Chief Executive Officer of Heritage Financial Corporation and Chief Executive Officer of Heritage Bank, was not independent.

Code of Ethics

The Board of Directors has adopted a written Code of Ethics Policy that applies to our directors, officers and employees.

Stock Ownership Guidelines

Heritage has adopted Stock Ownership Guidelines for directors, the Chief Executive Officer, the Presidents of our subsidiary banks and the Chief Financial Officer. The guidelines were established to promote a long-term perspective in managing the Company, and to help align the interests of our shareholders, directors and top executives. The stock ownership goal for each person is determined on an individual basis, first in dollars as a multiple as follows: three times each director’s annual cash compensation, 2.5 times the Chief Executive Officer’s base salary and 1.5 times each subsidiary bank President’s and the Chief Financial Officer’s base salary; and then by converting such amount to a fixed number of shares. The guidelines were revised in December 2012 and gave directors three years to comply and the executives five years to comply. As of December 31, 2012 all directors and executive officers covered by the Guidelines were in compliance, or are within the time frame to come into compliance, with the Stock Ownership Guidelines.

Shareholder Communication with the Board of Directors

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication to Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington 98501. Any such communication should state the number of shares beneficially owned by the shareholder making the communication.

Annual Meeting Attendance

Directors are encouraged to attend the annual meeting of shareholders and all directors attended the 2012 annual meeting of shareholders.

Related Party Transactions

We have followed a policy of granting loans to our executive officers and directors, which fully comply with all applicable federal regulations, including those governing loans and other transactions with affiliated persons of Heritage. Loans to our directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with all customers, and do not involve more than the normal risk of collectability or present other unfavorable features.

All loans and aggregate loans to individual directors and executive officers, without regard to loan amount, are completely documented and underwritten using the same underwriting policies, procedures, guidelines and documentation requirements as are used for non-director and non-employee customers of Heritage. Following the normal underwriting approvals by underwriting personnel, all such loans are then presented for review and approval by the Board of Directors of Heritage Bank or Central Valley Bank, as the case may be, pursuant to Regulation O of the Federal Reserve Board, and the requirements of the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks. There are no exceptions to these procedures and all approvals are documented in the Board meeting minutes. There were $8.4 million in loan balances outstanding to directors and executive officers at December 31, 2012.

DIRECTOR COMPENSATION

The following table shows the compensation paid to Heritage’s directors for the year ended December 31, 2012, with the exception of Brian L. Vance, who is the President and Chief Executive Officer of Heritage, and whose compensation is included in the section below entitled “Executive Compensation.”

Name	Fees Earned or Paid In Cash ($)		Stock Awards ($)(1)	Total ($)
Brian S. Charneski	39,700		17,507	57,207
Gary B. Christensen	40,600	(2)	19,255	59,855
John A. Clees	38,920		17,507	56,427
Kimberly T. Ellwanger	41,700		17,507	59,207
Peter N. Fluetsch	32,850		17,507	50,357
Daryl D. Jensen	47,450	(2)	19,255	66,705
Jeffrey S. Lyon	37,150		17,507	54,657
Donald V. Rhodes	60,000		19,255	79,255
Ann Watson	4,500	(3)	-	4,500
Philip S. Weigand	35,100		17,507	52,607
(1)	Reflects the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, please see footnotes to the financial statements of Heritage’s Annual Report on Form 10-K for the year ended December 31, 2012. The stock awards include grants for service at Central Valley Bank as well. Outstanding awards are discussed below under “Equity Compensation”.
(2)	Includes $5,400 for service on the Board of Central Valley Bank.
(3)	Ms. Watson was appointed to the Board on October 30, 2012.

2012 Director Compensation Highlights

The Compensation Committee retained McLagan, the independent compensation consultant, to review total director compensation and assist with updating the Company’s compensation peer group (see “Compensation Discussion and Analysis” below for additional discussion about the peer group). As a result of McLagan’s review, the Compensation Committee and the full Board determined that Board fees and equity as a percentage of total compensation should each be increased to more closely align the directors with the 50th percentile of the peer group. The cash compensation program was revised to shift more compensation to a retainer structure for committee chairs and the full Board due to ongoing work performed by the directors between meetings. Per meeting committee fees were also adjusted.

Equity compensation became a larger percentage of total compensation to encourage long-term ownership in the Company as well as to more closely align our Board compensation program with the programs of our peer group.

Cash Compensation

In 2012, each non-employee director, other than the Chairman of the Board, was paid an annual cash retainer of $24,000 plus committees fees for service as a director. The Chairman of the Board received an annual cash retainer of $60,000 in lieu of the standard annual retainer and committee fees. Chairs of the Audit and Finance; Compensation; and Governance and Nominating Committees are paid a quarterly cash retainer of $2,500 and the Chair of the Risk Committee is paid a quarterly cash retainer of $1,250 to serve as Chairs of the respective committees. Members and Chairs of the Audit and Finance, Compensation and Governance and Nominating Committees receive an additional per meeting attendance fee of $500. Members and the Chair of the Risk Committee receive an additional per meeting fee of $400. Mr. Vance does not receive any compensation for service as a director or Board committee member.

Equity Compensation

In June 2012, each non-employee director with the exception of Ms. Watson, who was not yet appointed to the Board, received an award of 1,232 shares of Company restricted stock, which vest 10 months from the date of grant. Directors Jensen, Christensen, and Rhodes each received an additional award of 123 shares for their service as directors of Central Valley Bank. Directors also received Company restricted stock awards in 2011 and 2010, which vest ratably over the two-year period from the grant date. As of December 31, 2012, Directors Charneski, Clees, Ellwanger, Fluetsch, Lyon and Weigand each had 1,354 shares of restricted stock outstanding and Directors Christensen, Jensen and Rhodes each had 1,512 shares of restricted stock outstanding.

Prior to 2010, non-employee directors historically received annual grants of non-qualified stock options. As of December 31, 2012, the non-employee directors had unexercised nonqualified stock options in the following amounts: Mr. Charneski, 5,500 shares; Mr. Christensen, 7,675 shares; Mr. Clees, 6,025 shares; Ms. Ellwanger, 4,000 shares; Mr. Fluetsch, 4,000 shares; Mr. Jensen, 7,150 shares; Mr. Lyon, 5,500 shares; Mr. Rhodes, 7,150 shares; and Mr. Weigand, 5,500 shares.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss our executive compensation philosophy and programs at Heritage. The “Committee” refers to the Compensation Committee. Following this discussion, we disclose compensation for our named executive officers in the 2012 Summary Compensation Table and other compensation tables. The following individuals are our 2012 named executive officers:

•	Brian L. Vance—Chief Executive Officer of Heritage Bank and Central Valley Bank; President and Chief Executive Officer of Heritage Financial Corporation

•	Jeffrey J. Deuel—President and Chief Operating Officer of Heritage Bank and Executive Vice President of Heritage Financial Corporation

•	Donald J. Hinson—Executive Vice President and Chief Financial Officer of Heritage Bank and Heritage Financial Corporation

•	D. Michael Broadhead—President of Central Valley Bank

•	David A. Spurling—Senior Vice President and Chief Credit Officer of Heritage Bank and Heritage Financial Corporation

Executive Summary

Our Business

Heritage is the parent company of two wholly owned subsidiary banks: Heritage Bank located in Olympia, Washington and Central Valley Bank located in Yakima, Washington. Heritage’s total assets as of December 31, 2012, were approximately $1.35 billion. Heritage Bank has 29 branches located from Portland, Oregon to Seattle, Washington and Central Valley Bank has six branches located in the Yakima and Kittitas Valleys of Washington. Heritage’s vision is to contribute to the success of our clients through our innovative team, providing quality financial services. We are committed to continuously improving customer satisfaction, employee empowerment and shareholder value.

2012 Business Highlights

While the past 12 months marked another year of challenging global and local economic conditions, the management team remained disciplined and improved upon key performance metrics. Our performance in 2012 reflected an improvement in shareholder return as a result of our prudent capital management strategies, a disciplined credit quality approach and continued efforts to maintain our core business operations while integrating and implementing acquisitions and seeking further growth opportunities. During 2012, we had the following significant accomplishments:

•

Total Shareholder Return—Heritage’s one-year shareholder return was 23.7% with a three-year return of 16.5%. Although slightly below our peer group’s returns during the same periods, the one year return is 43 basis points stronger than for the SNL U.S. Bank Index, which includes banks with totals assets between $1 and $5 billion.

•

Capital Management Strategies—We repurchased 442,527 shares during 2012 through our stock repurchase program with a weighted average price of $13.50. We paid regular and special cash dividends for a total of $0.80 per share for 2012, and also paid a first quarter 2013 cash dividend of $0.08 per share. Tangible common equity to tangible assets was 13.9% at year-end and the Company continued to maintain capital levels in excess of the regulatory requirements.

•

Net Income—Heritage’s net income significantly improved with net income of $13.3 million, or $0.87 per diluted common share, for the year ended December 31, 2012, compared to $6.5 million, or $0.42 per diluted common share, for the year ended December 31, 2011.

•

Credit Quality—We significantly improved in credit quality with nonperforming originated assets to total originated assets decreasing to 1.39% at December 31, 2012, compared to 2.14% at December 31, 2011. As of December 31, 2012, our allowance for loan losses to total originated loans was 2.19%, representing 170.4% of nonperforming loans, net of governmental guarantees.

•

Growth Initiatives—We pursued several acquisition opportunities and completed the acquisition of Northwest Commercial Bank on January 9, 2013. We continue a disciplined approach to seeking growth opportunities that will benefit our shareholders and customers.

•

Solid Balance Sheet—We increased total originated loans by approximately $37 million, or 4.4%, during the year and improved our deposit mix with non-maturity deposits to total deposits increasing to 74.2% at December 31, 2012, compared to 71.0% at December 31, 2011.

2012 Executive Compensation Highlights

Heritage continually strives to align pay with performance for all officers. Annual incentives were awarded during 2012 based on the Company’s strong 2012 performance and equity incentives were awarded as a result of the 2011 financial performance. In these uncertain economic times, to limit the amount of the Company’s net income that could be paid out in incentive compensation, the Board imposed a cap on the 2012 and 2011 annual cash incentives of 15% of net income in each respective year, which reduced the otherwise earned payouts by 5% and 12%, respectively. Executives received base salary increases in 2012 that were intended to bring them closer to the 50th percentile of the peer group, which was a result of the review of the compensation peer group study. All compensation components are also dependent upon the individual’s successful personal performance.

2012 Compensation Program Highlights

During 2012, the Committee acted in accordance with the compensation philosophy and provided the executives’ compensation aligned with Heritage’s financial performance and each executive’s individual performance and commensurate with market comparisons. Heritage entered into new employment agreements and deferred compensation arrangements with Messrs. Vance, Deuel and Hinson, and a new change in control agreement with Mr. Spurling. Mr. Broadhead continues to be subject to his previously existing employment agreement. The Committee believes these agreements and compensation arrangements are critical in retaining our key executives and further protecting Heritage’s interests following their employment in the event of their separation. The particular terms of these agreements are discussed in more detail following the compensation tables. The Committee reviewed and revised the peer group of institutions for comparison with Heritage and undertook executive and director peer group compensation reviews. The Committee also updated the Stock Ownership Guidelines, which are intended to encourage additional corporate ownership by Messrs. Vance, Deuel, Hinson and Broadhead, and members of our Board.

The Company received 98% and 99% of votes cast in support of executive compensation during the 2012 and 2011 annual shareholders’ meetings, respectively. Heritage, the Board and the Committee pay careful attention to communications received from shareholders regarding executive compensation, including the results of these non-binding advisory votes. The Committee believes that these votes reflect our shareholders’ agreement with our compensation philosophy and the manner in which we compensate our named executive officers. As such the Committee did not alter our compensation philosophy for 2012 as a result of these votes. The Committee continually strives to provide shareholder value while retaining key executives and will closely monitor the results of all future advisory votes on executive compensation. The Committee continued to adhere to and research the enhanced requirements within the Dodd-Frank Wall Street Reform and Consumer Protection Act impacting corporations’ compensation programs, which focus on deferred incentives, clawback policies and performance-based compensation.

Philosophy and Objectives of Our Executive Compensation Program

Heritage’s compensation philosophy provides overarching guidelines for establishing and managing all elements of compensation. The philosophy targets total executive compensation at market competitive levels, which we define as between the 50th and 75th percentile of peer banks in order to manage base salary levels, allow for meaningful performance-based compensation and recruit and retain key talent. Our compensation philosophy takes into account factors such as internal consistency of executive pay, and the experience, tenure and scope of responsibility for each of our named executive officers. The Committee seeks to target overall compensation at levels that it believes to be consistent with our peer group. Officer compensation is weighted toward Heritage’s achievement of stated annual and long-term performance objectives.

Our compensation programs are designed to link compensation with performance, taking into account competitive compensation levels at peer group institutions and in the markets where we compete for talent. The policies and underlying philosophy governing our compensation programs include the following:

•

Employer of Choice—We view compensation as a key factor in being an employer of choice in our markets. We believe that competitive compensation packages allow us to attract and retain well-qualified, key employees critical to our long-term success.

•	Pay Aligned with Performance—We strive to provide a competitive salary combined with incentive opportunities that reward outstanding individual and Company performance.

•

Prudent Management of Risk—We evaluate, design and manage compensation programs to ensure that we are properly and prudently managing the risks that may be created by such programs. The Committee has the authority and responsibility to mitigate such risks, where necessary, through procedural oversight or program modification.

•

Flexibility—We recognize that the market for key talent requires flexibility in compensation in order to attract qualified individuals. Salary ranges and individual compensation decisions take into account local competitive pressures and changing conditions, as well as regulatory restrictions. Furthermore, the targeted position relative to market may vary depending on the type and level of position, recognizing the different recruiting conditions and relative importance of various qualifications.

This compensation philosophy is reviewed periodically by the Committee and is modified, as appropriate, to reflect market trends and industry best practices. The Committee reviewed and approved the philosophy again in December 2012.

Role of the Compensation Committee

The Committee, composed entirely of independent directors, establishes and monitors compensation programs for employees of Heritage and its subsidiaries. The Committee’s responsibilities are to:

•	review the goals, policies and objectives of the compensation plans of Heritage, Heritage Bank and Central Valley Bank;

•	review and administer our compensation plans in light of the goals and objectives of these plans, and adopt and recommend new compensation plans or amendments to existing plans;

•

review and approve actions affecting salaries, annual cash incentives, benefits, equity compensation grants and other compensation arrangements for the Chief Executive Officer and other named executive officers;

•	review and approve the corporate goals and objectives for the Chief Executive Officer annually;

•	review and recommend to the full Board for approval the director compensation and fees, benefits and equity compensation grants;

•	review the results of any shareholder advisory vote regarding compensation plans or programs of the Company and consider whether to implement any changes as a result of such advisory vote;

•

review and evaluate risks posed to the Company by the design and implementation of various compensation programs and appropriate risk management and controls to avoid or mitigate any excessive or unreasonable risk to the Company;

•

approve and recommend to the Board for adoption any programs or policies regarding the recovery of previously paid or earned compensation later determined to have been based on inaccurate financial information as may be required by statutory or regulatory authority or as may be deemed in the best interest of the Company and its shareholders;

•	review and discuss the Compensation Discussion and Analysis with management; and

•	review our policies regarding the tax deductibility of compensation paid to executive officers for purposes of Section 162(m) of the Internal Revenue Code.

In order to fulfill these responsibilities, the Committee’s charter grants it the authority and adequate funding to retain and terminate any third party for the purpose of evaluation of the compensation and performance of the directors, senior executive officers and the Chief Executive Officer.

Role of Executives in Compensation Committee Deliberations

The Committee frequently requests that Mr. Vance and other executives be present at Committee meetings to discuss executive compensation. Executive officers in attendance may provide their insights and suggestions, but only Compensation Committee members may vote on decisions regarding executive compensation. The Compensation Committee discusses Mr. Vance’s compensation with him, but final deliberations and all votes regarding all compensation are made in executive session with independent directors and without management present. The Committee also reviews Mr. Vance’s recommendations and input from the independent compensation consultant when making decisions regarding the compensation of the other named executive officers.

Compensation Consultants and Advisors

During 2012, McLagan served as an independent compensation consultant to the Committee. McLagan provided the Committee with guidance on incentive plan deferrals and the retirement plan design. As noted above, McLagan also provided advice with respect to setting levels of director compensation. McLagan also assisted with the selection of a revised peer group, performed executive and director compensation benchmarking reviews, and assisted with an analysis of retirement plan benefits and the deferred compensation plan. Representatives of McLagan were also generally available to counsel the Committee as it discharged its own responsibilities with respect to our compensation programs. McLagan reports directly to the Committee and the Committee reviews and approves all consulting projects performed by McLagan. The Committee may replace McLagan or hire additional consultants at any time. As an independent consulting firm, McLagan does not provide other non-executive services such as retirement or welfare plan administration, to Heritage. The Committee does not believe that McLagan has any conflicts of interest that would impair its independence in advising the Committee. During 2012, the Company paid McLagan fees less than $120,000.

The Committee also has the authority to retain, at the Company’s expense, legal counsel and other advisors on an as needed basis, and will evaluate the independence of such advisors as the Committee deems appropriate and as may be required by the NASDAQ listing standards.

Use of Competitive Data

During 2012, the Committee engaged McLagan to conduct a review of the compensation of Heritage’s executives and directors. As part of that process, McLagan assisted the Committee with identifying a revised peer group of institutions due to Heritage’s growth in recent years as well as the fact that some of our original peer group were no longer in existence. The peer group was identified based, generally, on the following criteria:

•	publicly-traded financial institutions with return on average assets greater than a negative 1% and non-performing assets less than 9%;

•	locations in the states of Idaho, Montana, Oregon, Utah, Washington and Northern and Central California;

•	asset size of $925 million to $5 billion; and

•	comparable business model and performance results.

Our peer group of 17 comparable commercial bank holding companies comprises the following:

Columbia Banking System, Inc.	First California Financial Group	Pacific Continental Corporation
Banner Corporation	Guaranty Bancorp	Bridge Capital Holdings
TriCo Bancshares	Washington Banking Co.	Northrim BanCorp Inc.
West Coast Bancorporation	Bank of Marin Bancorp	Heritage Oaks Bancorp
CoBiz Financial Inc.	Sierra Bancorp	Bank of Commerce Holdings
Farmers & Merchants Bancorp	Heritage Commerce Corp.

In addition to analyzing the pay practices and performance of our peer group, the McLagan study included executive compensation information from published banking industry surveys including the American Bankers Association Survey and surveys published by McLagan.

In conducting its review, McLagan reviewed data on salary, cash compensation (salary and annual cash incentives), direct compensation (cash compensation and all forms of equity compensation) and total compensation (direct compensation and all other forms of compensation). In presenting its report to the Committee in June 2012, McLagan noted that salaries, cash compensation, direct compensation and total compensation amounts for the named executive officers and directors generally fell below the market 50th percentile (and in many cases significantly below the 50th percentile).

Components of Compensation

The following table lists some of the major components of compensation that we may use as part of the compensation program.

Component	Key Characteristics	Purpose	Principal 2012 Actions
Base Salary	Fixed compensation component. Reviewed annually and adjusted, if and when appropriate.	Intended to compensate an executive officer fairly for the responsibility level of the position held as well as be competitive within the banking industry.	During the year, base salaries for the named executive officers were adjusted to reflect the 50th percentile of the peer group, resulting in some significant increases. Base salaries ranged from 46% to 61% of total compensation.

Annual Incentives	Variable compensation component.	Intended to motivate and reward executive officers for achieving annual goals. The annual incentives are performance-based and reflect the actual performance results compared to established goals.	Annual incentives ranged from $59,467 to $145,796, or 14% to 20% of total compensation for the named executive officers.

Long-term Incentives	Variable compensation component. Performance-based award opportunity, generally granted annually. The awards have more recently been in the form of restricted stock awards but historically included grants of incentive stock options.	Intended to motivate executive officers to achieve our business objectives by tying incentives to long-term performance. The increased stock ownership aligns employee and shareholder interests and serves as a retention tool.	The named executive officers received long-term incentives in the form of restricted stock awards ranging from, $44,129 to $156,177, or 14% to 33% of total compensation. Discretionary awards were also granted to Messrs. Deuel and Hinson and are detailed in the Equity Award Determinations.

Component	Key Characteristics	Purpose	Principal 2012 Actions

Post-Employment Compensation	Fixed compensation component.	Intended to provide temporary income following an executive officer’s involuntary termination of employment and to retain senior executives in a competitive marketplace.	Employment agreements, change in control agreements and/or deferred compensation plans were implemented for named executive officers.

Base Salary

Salary levels of executive officers are designed to be competitive within the banking industry and are based on the experience, tenure and responsibility of each officer. We utilize various compensation surveys and peer group comparisons, including the McLagan study described above, to obtain a general understanding of current base salary, salary range and total cash compensation trends of competitors to ensure that executive compensation is not significantly out of line with competitors of a similar size or within our market areas. Base salaries for our executive officers other than the Chief Executive Officer are based upon recommendations by the Chief Executive Officer, taking into account the subjective and objective factors described above. The Committee reviews and approves or disapproves those recommendations. The base salary for the Chief Executive Officer is recommended to the Board of Directors by the Compensation Committee. The Chief Executive Officer is not present during discussions regarding his compensation. The Compensation Committee generally meets in February of each year in order to approve the base salaries of most officers of Heritage and its subsidiaries effective April 1 of that year. This timing coincides with the review of the performance of the individual officer as well as the prior year performance of Heritage and its subsidiaries.

Salary Adjustments Made in 2012

The comprehensive review of executive compensation during 2012 reflected that, generally, our named executive officers’ base salaries lagged the median level of similarly positioned executives at our peer group institutions. The Committee considered the results of the McLagan study, as well as a review of each individual’s performance throughout the year and continued improvement in the Company’s performance measures, when deciding on salary adjustments for 2012. As a result, the Committee increased the base salaries of our named executive officers (effective July 1, 2012) to move them closer to the 50th percentile of our peer group. The base salaries for 2011 and 2012 were as follows:

Name	Position	2011 Base Salary	2012 Base Salary (effective July 1, 2012)
Brian L. Vance	Chief Executive Officer	$306,940	$412,008
Jeffrey J. Deuel	President, Chief Operating Officer of Heritage Bank	$216,300	$256,008
Donald J. Hinson	Executive Vice President, Chief Financial Officer	$181,280	$244,008
D. Michael Broadhead	President of Central Valley Bank	$182,000	$200,004
David A. Spurling	Senior Vice President, Chief Credit Officer	$169,950	$205,008

Annual Cash Incentives

We use annual cash incentives to focus attention on current strategic priorities and encourage achievement of corporate objectives. These incentives are made under our Management Incentive Plan. The objectives of the Plan are to reward and retain high performers, to drive Heritage’s long-term financial success, to encourage teamwork and to create an environment where executives are rewarded if Heritage achieves or exceeds pre-determined annual performance criteria. The Plan design incorporates a tiered approach with annual incentive awards that are linked to the achievement of pre-defined performance goals. The incentive ranges (as a percentage of salary) are designed to provide market competitive payouts for the achievement of minimum, target and maximum levels of performance. The annual awards are determined by previously approved goals, calculated based on financial and individual performance and then recommended by the Chief Executive Officer to the Committee. The Committee then reviews and approves or disapproves the annual cash incentive recommendations. Each of the named executive officers participates in the Management Incentive Plan.

The Committee approves the funding level for the Management Incentive Plan based on meeting or exceeding Company goals. Each performance goal has an established threshold (minimum), target and maximum expectation level; however no payment will be made for a goal if performance falls below the threshold level. Performance ratings for each specific corporate and individual goal between threshold and target or between target and maximum will result in the annual cash incentive payout being reduced or increased from target on a prorated basis. For the 2011 and 2012 annual cash incentives, the total pools of incentives paid were limited to an amount not to exceed 15% of the Company’s net income. Each named executive officer has a scorecard with performance results and the Committee approves the final incentives paid. The Management Incentive Plan includes a provision that would operate to clawback, or require the repayment of, incentives should such incentives be paid on materially inaccurate performance metrics. The Compensation Committee reserves the right, in its sole discretion, to not award any incentive payouts when extraordinary circumstances occur that may negatively impact Heritage.

2012 Annual Cash Incentive Award Determinations

In 2012, each of our named executive officers was eligible to participate in the Management Incentive Plan, and had an annual cash incentive opportunity based on specified corporate goals and performance. In order for an executive to be eligible to receive any award, corporate performance had to exceed a threshold level and the executive had to achieve a satisfactory individual performance evaluation. The percentage target and maximum opportunities have remained the same since established in 2010. The aggregate Company incentives paid under the Management Incentive Plan, including those paid to our named executive officers, were limited to an amount not to exceed 15% of the Company’s 2012 net income.

The opportunities for cash incentive awards for our named executive officers are detailed in the table below.

Name	Target Opportunity as % of Salary	Maximum Opportunity as % of Salary	Annual Cash Incentive Received as % of January 1, 2012 Salary
Brian L. Vance	40%	60%	47.5%
Jeffrey J. Deuel	30%	45%	35%
Donald J. Hinson	30%	45%	35%
D. Michael Broadhead	30%	45%	35%
David A. Spurling	30%	45%	35%

Performance Goals

In March 2012, the Committee approved all goals for the named executive officers which were related to Heritage’s performance. These goals are set forth in the table below.

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual Performance
Nonperforming Assets(1)	25%	1.81%	1.51%	1.21%	1.39%
Net Income(2)	30%	$8,817	$11,021	$13,225	$13,261
Net Interest Margin(3)	25%	4.80%	5.09%	5.40%	5.17%
Discretionary – Strategic Initiatives	20%	1.0	5.0	10.0	(4)
(1)	This metric is the originated nonperforming assets to total originated assets.
(2)	Dollars in thousands.
(3)	Noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Each named executive officer received a discretionary rating of 6. The ratings are defined as a five for meeting expectations and a ten for far exceeding expectations. The strategic initiatives vary between executives and examples would include shareholder relationship management and outreach, ongoing acquisition integration and overall division oversight.

As noted above, the aggregate cash incentives pool for 2012 was limited to 15% of the Company’s 2012 net income. As a result of this limitation, the earned cash incentives were pro-rated and, therefore, each of the named executive officer’s annual cash incentives was reduced by approximately 5%. The following table reflects the originally calculated, or earned annual cash incentive and the actual pro-rata annual cash incentive paid to each named executive officer for 2012 performance:

Name	Earned Annual Cash Incentive ($)	Pro-Rata Annual Cash Incentive Paid ($)
Brian L. Vance	153,757	145,796
Jeffrey J. Deuel	79,817	75,684
Donald J. Hinson	66,894	63,430
D. Michael Broadhead	67,159	63,682
David A. Spurling	62,714	59,467

Equity-based Compensation

Equity-based compensation is intended to more closely align the financial interests of our executives with long-term shareholder value, and to assist in the retention of key executives. Historically, we have granted equity-based compensation to officers in the form of incentive stock options and restricted stock awards. We continue to maintain our shareholder approved 2010 Omnibus Equity Plan, which allows us to grant stock options, stock appreciation rights, restricted stock, restricted performance stock, unrestricted stock or performance unit awards to directors, officers and other employees of Heritage and its subsidiaries.

Stock options and restricted stock awards are awarded based on the closing price of Heritage’s stock on the date of grant. The date of grant is the date that the options or awards are approved by the Committee.

Generally, stock options and restricted stock awards are granted to officers annually during the February Committee meeting. One-time grants of options and/or restricted stock awards to individuals occur occasionally at the discretion of the Committee.

Stock options granted under the 2010 Omnibus Equity Plan generally vest ratably over four years and expire ten years after they are granted. The majority of the restricted stock awards granted to date under the 2010 Omnibus Equity Plan vest ratably over four years while some grants awarded have a three-year or five-year cliff vesting schedule. Future awards may be granted with different vesting schedules.

Equity Grant Award Determination

The Chief Executive Officer makes recommendations to the Compensation Committee regarding the amount and terms of equity awards for the other named executive officers. Using the recommendations of the Chief Executive Officer, the Compensation Committee determines which executives will receive awards and determines the number of shares subject to each award. The Chair of the Compensation Committee, working with its independent compensation consultant, recommends to the Committee the amount and terms of equity awards for the Chief Executive Officer.

2012 Equity Award Determinations

In June 2012, the named executive officers received grants of restricted stock based on prior year performance. Heritage applied a tiered structure with target award opportunities expressed as a percentage of salary during 2012, as described in the table below. The percentage target and maximum opportunities have remained the same since established in 2010. Subjective factors were used to differentiate individual performance. Executive officers are assigned to one of five different tier levels based upon factors such as title, position and/or responsibilities. The tier level is the primary factor used to determine the equity award each executive officer may earn. The target opportunity is based upon a percentage of salary and placement within the tiered structure. If an officer did not meet his or her goals under the Management Incentive Plan for the prior year, the officer may not receive an award, or the award may be reduced. The Committee may make discretionary grants of stock options or restricted stock, based on factors relating primarily to the responsibilities of individual executives, their expected future contributions to Heritage and the recruitment of new officers.

The table below contains the tier level for each of the named executive officers, as well as their potential and actual 2012 awards, expressed as a percentage of base salary.

Name	Tier	Target Opportunity as % of Salary	Maximum Opportunity as % of Salary	2012 Actual Award as % of January 1, 2012 Salary
Brian L. Vance	I	30%	45.0%	31%
Jeffrey J. Deuel	II	25%	37.5%	26%
Donald J. Hinson	II	25%	37.5%	26%
D. Michael Broadhead	II	25%	37.5%	26%
David A. Spurling	II	25%	37.5%	26%

To determine the 2012 equity awards, Heritage took into consideration whether the named executive officers met their individual performance goals under the Management Incentive Plan for 2011. Although, the equity awards were calculated in February 2012, the awards were not granted until a full executive compensation review was performed at the June 2012 Committee meeting. The 2012 actual awards as a percentage of salary were generally lower than the target level because the 2012 base salary included increases that were effective July 1, 2012. The 2011 performance results were 104% of target, thus the 2012 awards were higher as a percentage of the January 1, 2012 salary. Messrs. Deuel and Hinson received additional equity awards in September 2012, each totaling $100,005, that is not included in the above presentation because the awards were discretionary. These discretionary awards were provided in conjunction with, and contingent upon, the employment agreements each of them entered into.

Retirement Benefits

401(k) Employee Stock Ownership Plan.    We maintain a 401(k) Employee Stock Ownership Plan as a retirement plan. The plan is a defined contribution plan and is designed to provide employees with savings opportunities and financial security during retirement. Heritage makes three different contributions to the plan:

•	A matching contribution equal to 50% of an employee’s salary deferral contributions up to a maximum of 6% of an employee’s eligible compensation;

•

A profit-sharing contribution which includes a fixed contribution of 2% of an employee’s eligible compensation and a discretionary contribution based on a percentage of an employee’s eligible compensation based on Heritage’s financial performance and management’s recommendation and as approved by the Board. For 2012, the discretionary contribution was equal to 1% of employees’ eligible compensation; and

•

A stock contribution as a result of the employee stock ownership plan determined based on the current employee stock ownership plan’s loan principal and interest repayments, which is allocated as a percentage of eligible compensation.

Deferred Compensation Plan.    During 2012, Heritage adopted a Deferred Compensation Plan, which provides our directors and select executive officers with the opportunity to defer current compensation. Under the Deferred Compensation Plan, participants are permitted to elect to defer compensation and Heritage has the discretion to make additional contributions to the plan on behalf of any participant based on a number of factors. The notional account balances of participants under the plan earn interest on an annual basis. The applicable interest rate as initially selected by the Committee will be the Moody’s Seasoned Aaa Corporate Bond Yield as of January 1 of each year. Generally, a participant’s account is payable upon the earliest of the participant’s separation from service with Heritage, the participant’s death or disability, or a specified date that is elected by the participant in accordance with applicable rules of the Internal Revenue Code. The Company’s obligation to make payments under the Deferred Compensation Plan is a general obligation of the Company and is to be paid from the Company’s general assets. As such, participants are general unsecured creditors of the Company with respect to their participation under the plan. The Committee believes that the Deferred Compensation Plan provides Heritage with another tool to attract and retain the best qualified individuals to serve in key roles within the organization.

Messrs. Vance, Deuel and Hinson were given awards pursuant to which the Company will make contributions to accounts maintained on their behalf under the Deferred Compensation Plan. The terms of the particular awards to Messrs. Vance, Deuel and Hinson are described in more detail following the Nonqualified Deferred Compensation table below.

Perquisites and Other Benefits

The Chief Executive Officer and Presidents of Heritage or its subsidiary banks receive perquisites in the form of golf club memberships and use of automobiles. These perquisites are considered a priority for these individuals because of their community involvement and business development activities. Executive officers participate in Heritage’s other benefit plans on the same terms as other employees. These plans include medical, dental and vision insurance, life insurance, long-term disability and flexible spending accounts.

Tax and Accounting Considerations

Heritage takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation Heritage paid in 2012 to the named executive officers is expected to be deductible under Section 162(m) of the Code. The Compensation Committee retains the discretion, however, to pay non-deductible compensation if it believes doing so is in our best interests.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Heritage Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s discussion with management, the Compensation Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.

Respectfully submitted by:

Kimberly T. Ellwanger, Chair of the Committee

Gary B. Christensen, Member

Peter N. Fluetsch, Member

Jeffrey S. Lyon, Member

Ann Watson, Member

Philip S. Weigand, Member

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the aggregate compensation for services rendered to Heritage or its subsidiaries by the named executive officers in all capacities paid or accrued for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year		Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian L. Vance	2012		359,484	95,647	-	145,796	220	178,727	779,874
President & Chief	2011		304,722	100,581	-	109,175	-	26,254	540,732
Executive Officer	2010		270,420	71,457	-	107,190	-	25,443	474,510
Jeffrey J. Deuel	2012		236,157	156,177	-	75,684	-	31,610	499,628
President & Chief	2011		215,980	59,064	-	57,705	-	31,118	363,867
Operating Officer	2010	(5)	166,029	74,400	80,512	67,501	-	23,475	411,917
Donald J. Hinson	2012		212,646	147,079	-	63,430	-	19,806	442,961
Executive Vice President	2011		179,964	49,502	-	48,359	-	17,765	295,590
Chief Financial Officer	2010		157,953	31,179	16,441	44,307	-	13,860	263,740
D. Michael Broadhead	2012		191,004	47,268	-	63,682	-	22,441	324,395
President, Central Valley	2011		180,255	49,220	-	48,085	-	21,670	299,230
Bank	2010		164,268	19,688	19,730	53,168	-	16,539	273,393
David A. Spurling	2012		187,482	44,129	-	59,467	-	16,766	307,844
Senior Vice President, Chief Credit Officer	2011 2010		168,717 154,320	46,409 32,154	- 17,417	45,336 46,940	- -	15,997 13,551	276,459 264,382
(1)	Reflects the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, please see footnotes to the financial statements of Heritage’s Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	Represents the amounts earned by the named executive officer during 2012 under the Management Incentive Plan.
(3)	Includes above market interest on deferred compensation under the Deferred Compensation Plan. Effective as of July 1, 2012 (the effective date of the Plan), the interest rate under the Plan was established as the Moody’s Seasoned Aaa Corporate Bond Yield as of January 1 of the applicable plan year, with accounts to be credited as of each December 31. The interest rate for the Plan for 2012 was 3.77% (the Moody’s Seasoned Aaa Corporate Bond Yield as of December 31, 2011), while 120% of the applicable federal long-term rate with annual compounding was 2.77% for July 2012 (the time the interest rate under the Plan was set). The amounts included in this column reflect the difference between the 3.77% interest rate and the 2.77% rate for the 2012 Plan year.
(4)	Please see the table below for more information on the other compensation paid to our named executive officers in 2012.
(5)	Mr. Deuel was hired on February 24, 2010.

All Other Compensation Table

The following table discloses all other compensation from the Summary Compensation Table above for the named executive officers for the year ended December 31, 2012.

Name and Principal Position	Employer 401(k) Match & ESOP Contribution($)	Cell Phone ($)	Deferred Contribution Plan ($)	Country Club Membership & Health Club Dues($)	Automobile Provision ($)	Perquisites ($)(1)	Total ($)
Brian L. Vance	16,857	2,288	150,000	5,963	2,626	993	178,727
Jeffrey J. Deuel	16,857	1,362	-	398	-	12,993	31,610
Donald J. Hinson	16,857	1,355	-	600	-	994	19,806
D. Michael Broadhead	16,121	1,592	-	1,795	2,690	243	22,441
David A. Spurling	15,699	675	-	-	-	392	16,766
(1)	Includes employer-paid life insurance premiums and perquisites and a housing allowance for Mr. Deuel of $12,000.

Grants of Plan-Based Awards Table

The following table discloses each plan-based award for the named executive officers for the year ended December 31, 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold ($)	Target ($)	Max ($)
Brian L. Vance	-	-	122,784	184,176	-	-	-	-	-
	6/25/2012	-	-	-	-	92,088	138,132	6,886	95,647
Jeffrey J. Deuel	-	-	64,892	97,338	-	-	-	-	-
	6/25/2012	-	-	-	-	54,077	81,115	4,044	56,171
	9/07/2012		-	-		-	-	7,128	100,006	(3)
Donald J. Hinson	-	-	54,385	81,578	-	-	-	-	-
	6/25/2012	-	-	-	-	45,321	67,982	3,389	47,073
	9/07/2012	-	-	-	-	-	-	7,128	100,006	(3)
D. Michael Broadhead	-	-	54,601	81,902		-	-	-	-
	6/25/2012	-	-	-	-	45,501	68,252	3,403	47,268
David A. Spurling	-	-	50,987	76,480	-	-	-	-	-
	6/25/2012	-	-	-	-	42,489	63,734	3,177	44,129
(1)	Represents the threshold, target and maximum award opportunities under the Management Incentive Plan for 2012. The actual awards are presented in the Summary Compensation Table. Payments are only provided if the threshold is exceeded.
(2)	Represents the threshold, target and maximum award opportunities for equity awards granted in 2012 based upon 2011 company performance. Shares are only provided if the threshold is exceeded.
(3)	Messrs. Deuel and Hinson received additional discretionary awards of 7,128 restricted shares each in connection with their employment agreements with a four year cliff vest schedule.

Outstanding Equity Awards Table

The following table shows the outstanding option awards and unvested stock awards held by the named executive officers as of December 31, 2012.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares That Have Not Yet Vested (#)		Market Value of Shares That Have Not Yet Vested ($)(1)
Brian L. Vance	-	5,250	-		$20.50	2/17/2013	-		-
	-	7,001	-		$25.94	4/28/2014	-		-
	-	-	-		-	-	21,377	(2)	314,028
Jeffrey J. Deuel	2/25/2010	13,333	6,667	(6)	$14.88	2/25/2018	-		-
	-	-	-		-	-	19,151	(3)	281,328
Donald J. Hinson	-	630	-		$20.95	8/29/2013	-		-
	-	800	-		$25.94	4/28/2014	-		-
	-	3,000	-		$11.35	2/26/2017	-		-
	5/25/2010	2,166	2,164	(7)	$14.77	5/25/2020	-		-
	-	-	-		-	-	15,268	(4)	224,287
D. Michael Broadhead	-	1,890	-		$20.50	2/17/2013	-		-
	-	2,350	-		$25.94	4/28/2014	-		-
	-	5,100	-		$11.35	2/26/2017	-		-
	5/25/2010	2,598	2,598	(7)	$14.77	5/25/2020	-		-
David A. Spurling	-	1,260	-		$20.50	2/17/2013	-		-
	-	1,600	-		$25.94	4/28/2014	-		-
	-	2,400	-		$11.35	2/26/2017	-		-
	5/25/2010	2,294	2,293	(7)	$14.77	5/25/2020	-		-
	-	-	-		-	-	7,905	(5)	116,124
(1)	All awards reflected in the stock awards columns represent grants of restricted stock. The market value of restricted stock is the number of shares that have not vested multiplied by the December 31, 2012 closing stock price of $14.69.
(2)	Reflects 2,000 shares granted on February 28, 2008 and 5,000 shares granted on September 29, 2009, each of which vests five years from the date of grant; 2,418 shares granted on May 25, 2010, 5,073 shares granted on February 24, 2011 and 6,886 shares granted on June 25, 2012, which each vest ratably over the four years from the date of grant.
(3)	Reflects 5,000 shares granted on February 25, 2010, which vest five years from the date of grant; 2,979 shares granted on February 24, 2011 and 4,044 shares granted on June 25, 2012, which both vest ratably over the four years from the date of grant as well as 7,128 shares granted on September 7, 2012, which vest four years from date of grant.
(4)	Reflects 700 shares granted February 28, 2008, which vest five years from the date of grant; 1,000 shares granted on May 25, 2010, which vest three years from the date of grant, 555 shares granted on May 25, 2010, 2,496 shares granted on February 24, 2011 and 3,389 shares granted on June 25, 2012, which each vest ratably over the four years from the date of grant, as well as 7,128 shares granted on September 7, 2012, which vest four years from date of grant.
(5)	Reflects 800 shares granted on February 28, 2008, which vest five years from the date of grant; 1,000 shares granted on May 25, 2010, which vest three years from the date of grant, as well as 588 shares granted on May 25, 2010, 2,340 shares granted on February 24, 2011 and 3,177 shares granted on June 25, 2012, which each vest ratably over the four years from the date of grant.
(6)	One-third vests each year over the three-year period from the date of grant.
(7)	One-fourth vests each year over the four-year period from the date of grant.

Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of stock awards for the named executive officers during the year ended December 31, 2012. The named executive officers did not exercise any stock options in 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian L. Vance	4,551	63,000
Jeffrey J. Deuel	993	13,703
Donald J. Hinson	3,911	56,236
D. Michael Broadhead	7,712	107,238
David A. Spurling	1,875	26,078

Nonqualified Deferred Compensation

The following table provides information for the named executive officers regarding participation in plans that provide for the deferral of compensation on a non-tax qualified basis during the year ended December 31, 2012.

Name	Executive Contributions in 2012 ($)	Registrant Contributions in 2012 ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2012 ($)
Brian L. Vance	-	150,000	2,801	-	152,801
Jeffrey J. Deuel	-	-	-	-	-
Donald J. Hinson	-	-	-	-	-
D. Michael Broadhead	-	-	-	-	-
David A. Spurling	-	-	-	-	-

Effective June 2012, the Compensation Committee adopted a deferred compensation plan. The Company entered into contribution agreements with Messrs. Vance, Deuel and Hinson that provided for potential 2012 contributions to each executive’s account by the Company on a 50% pro-rata basis. The potential contributions were based on a percentage of the respective executive’s salary, with a pre-determined minimum, target and maximum level, with the amount of the contributions based on the achievement of performance goals under the Deferred Compensation Plan. Mr. Vance also received an initial contribution of $150,000 as of July 1, 2012 under his participation agreement.

Under Mr. Vance’s Deferred Compensation Plan participation agreement, Heritage’s contributions for 2012 were set at 16% of salary for minimum achievement of performance goals, 33% for target achievement and 50% for maximum achievement. With respect to Mr. Vance, the 16% minimum achievement is a fixed amount to be contributed annually, that may be increased based upon performance that is greater than the minimum performance threshold. The initial contribution made on behalf of Mr. Vance was not performance based. In both bases, the Compensation Committee intended for these portions of Mr. Vance’s benefit to also act as a retirement benefit. Mr. Vance’s Company contributions under the Deferred Compensation Plan vest 30% as of July 1, 2012 and 10% as of January 1, 2013 and an additional 10% as of each January 1 thereafter through January 1, 2019. Mr. Vance’s participation agreement provides for Company contributions under the Deferred Compensation Plan for the years 2012 through and including 2019.

Under their respective Deferred Compensation Plan participation agreements, Heritage’s contributions on behalf of Messrs. Deuel and Hinson for 2012 were set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Mr. Deuel’s and Mr. Hinson’s Company contributions under the Deferred Compensation Plan vest 10% as of January 1, 2013 and 10% as of each January 1 thereafter through January 1, 2022. Their participation agreements provide for Company contributions under the Deferred Compensation Plan for the years 2012 through and including 2016. In 2013, the Compensation Committee approved Company contributions to the Deferred Compensation Plan of $85,867, $35,222, and $33,571 on behalf of Messrs. Vance, Deuel, and Hinson, respectively, based on the achievement of 2012 performance goals under their respective Deferred Compensation Plan participation agreements.

Potential Payments Upon Termination or Change in Control

The following table reflects the estimated amount of compensation that would be paid to each of our named executive officers in the event of various terminations of employment and in the event of a change in control of Heritage. The values assume a termination date of December 31, 2012. The exact values would need to be calculated upon the actual termination of employment. The calculations do not include compensation and benefits the executives receive that are generally available to our employees.

Name	Compensation and/ or Benefits Payable upon Termination	Termination Without Cause by Employer or Termination for Good Reason by Employee ($)	Qualifying Termination in Connection with a Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Change in Control – No Termination ($)
Brian L. Vance	Cash Severance	1,064,441	1,598,161	-	-	-
	Accelerated Vesting of Equity Awards(1)	-	314,028	314,028	314,028	314,028
	Accelerated Vesting of Deferred Compensation(2)	-	105,000	105,000	105,000	105,000
	Continued Medical and Dental Coverage	20,975	20,975	-	-	-
	Total	1,085,416	2,038,164	419,028	419,028	419,028
Jeffrey J. Deuel	Cash Severance	322,963	645,927	-	-	-
	Accelerated Vesting of Equity Awards(1)	-	281,328	281,328	281,328	281,328
	Continued Medical and Dental Coverage	16,130	24,196	-	-	-
	Total	339,093	951,451	281,328	281,328	281,328
Donald J. Hinson	Cash Severance	296,032	592,064	-	-	-
	Accelerated Vesting of Equity Awards(1)	-	234,307	234,307	234,307	234,307
	Continued Medical and Dental Coverage	21,812	32,719	-	-	-
	Total	317,844	859,090	234,307	234,307	234,307
D. Michael Broadhead	Cash Severance	200,004	400,008	-	-	-
	Accelerated Vesting of Equity Awards(1)	-	17,034	17,034	17,034	17,034
	Continued Employee Benefits	15,504	15,504	-	-	-
	Total	215,508	432,546	17,034	17,034	17,034
David A. Spurling	Cash Severance	-	383,383	-	-	-
	Accelerated Vesting of Equity Awards(1)	-	124,140	124,140	124,140	124,140
	Continued Medical and Dental Coverage	-	16,358	-	-	-
	Total	-	523,881	124,140	124,140	124,140
(1)	Based on Heritage’s common stock closing price of $14.69 on December 31, 2012.
(2)	The incremental cost or unvested portion of Mr. Vance’s deferred compensation account is reflected in this table.

Employment Agreements and Severance/Change in Control Benefits

The rationale for having employment and severance/change in control agreements in place is to retain the employment of the named executive officers, and the talent, skills, experience and expertise that they provide to Heritage. Retention of the current leadership team is a critical goal of the Board as it protects Heritage and the shareholders and provides stability and the type of skilled leadership needed in the current environment. Employment agreements also provide critical protection to Heritage by subjecting the executives to non-competition, non-solicitation and other restrictions following their employment.

Employment Agreements—Messrs. Vance, Deuel, Hinson and Broadhead.    On September 7, 2012, Heritage entered into a restated employment agreement with Mr. Vance, President and Chief Executive Officer of Heritage and Chief Executive Officer of Heritage Bank and Central Valley Bank, and new employment agreements with Mr. Deuel, Executive Vice President of Heritage and President and Chief Operating Officer of Heritage Bank, and Mr. Hinson, Executive Vice President and Chief Financial Officer of Heritage and Heritage Bank. On December 3, 2010, Heritage and Central Valley Bank entered into an employment agreement with Mr. Broadhead to continue as President of Central Valley Bank.

The agreements have initial terms from July 1, 2012 through June 30, 2015 for Mr. Vance and through June 30, 2014 for Messrs. Deuel and Hinson. The term of the agreements will be automatically extended for an additional year beginning on July 1, 2014 for Mr. Vance and July 1, 2013 for Messrs. Deuel and Hinson, and on each July 1 thereafter, unless either party gives at least 90 days prior notice of non-renewal. Mr. Broadhead’s agreement had an initial term from December 3, 2010 through March 31, 2012, and the term of the agreement automatically extended for an additional year beginning on April 1, 2012 and will automatically extend on each April 1 thereafter, unless either party gives at least 90 days prior notice of non-renewal.

The employment agreements provide for annual base salaries of $412,000, $256,000, $244,000 and $200,004 for Messrs. Vance, Deuel, Hinson and Broadhead, respectively. The base salaries will be reviewed annually and may be increased at the discretion of the Board. The agreements provide that the executives will be eligible to receive performance-based annual incentive bonuses, in accordance with Heritage’s annual incentive plan, and also to receive employee benefits on as favorable a basis as other similarly situated and performing senior executives of Heritage. Messrs. Vance, Deuel and Broadhead will also each be provided an automobile for business use or a car allowance, at Heritage’s prerogative.

The agreements for Messrs. Vance, Deuel and Hinson provide for severance benefits in the event the executive’s employment is terminated by Heritage other than for cause or as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that does not occur within six months before or within 24 months after a change in control of Heritage (“Covered Period”), Mr. Vance would be entitled to receive an amount equal to 200% of his base salary plus annual bonus (“Base Compensation”) and Messrs. Deuel and Hinson would each be entitled to receive an amount equal to 100% of their Base Compensation, all payable in monthly installments over a 24-month period. For a Termination that occurs during a Covered Period, Mr. Vance would be entitled to receive a lump sum equal to 300% of his Base Compensation and Messrs. Deuel and Hinson would each be entitled to receive a lump sum equal to 200% of their Base Compensation. The executives and their eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage (18 months’ coverage for Mr. Vance for any Termination; for Messrs. Deuel and Hinson, 12 months’ coverage for Termination that does not occur during a Covered Period and 18 months’ coverage for Termination during a Covered Period). The employment agreements also provide that any equity award granted to an executive and subject to vesting, performance or target requirements will be treated as having satisfied the applicable requirements in the case of any Termination.

All severance benefits under the employment agreements for Messrs. Vance, Deuel and Hinson are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against Heritage. The agreements are subject to certain banking regulatory provisions and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreements provide for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Section 280G of the Internal Revenue Code.

Under Mr. Broadhead’s employment agreement, upon a Termination, Heritage would be required to: (1) pay Mr. Broadhead his salary at the rate in effect at the time of Termination, over a one-year period commencing on the date of Termination; (2) continue to provide to Mr. Broadhead and his eligible dependents and beneficiaries, for one year, substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) had he not experienced a Termination (except that any such coverage would cease if and when he is no longer covered under an insurance program made available by Central Valley Bank to employees generally); and (3) pay to Mr. Broadhead any bonus or incentive compensation to which he has a legally binding right on the date of his Termination. In addition, any equity awards granted to Mr. Broadhead by Heritage that are subject to vesting, performance or target requirements would be treated as if Mr. Broadhead satisfied such vesting, performance or target requirements as of the date of his Termination.

Mr. Broadhead’s employment agreement also provides for a lump sum severance payment of two times base salary if Mr. Broadhead experiences a Termination within 12 months following a change in control of Heritage. Mr. Broadhead and his eligible dependents and beneficiaries also would receive, for one year, substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) as he would have received had he not experienced a Termination. In addition, any equity awards granted to Mr. Broadhead by Heritage that are subject to vesting, performance or target requirements would be treated as if Mr. Broadhead satisfied such vesting, performance or target requirements as of the date of his Termination. Mr. Broadhead’s agreement provides for a benefit cutback in the event any amounts are non-deductible due to the golden parachute payment restrictions of Section 280G of the Internal Revenue Code.

The employment agreements for all the executives contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by the executives during and after their employment with the Heritage, and prohibiting the executives from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-solicitation and non-competition provisions apply to Mr. Vance for a period of 24 months following any termination not in connection with a change in control. For Messrs. Deuel and Hinson, the non-competition provisions apply for a period of 12 months following any termination not in connection with a change in control and the non-solicitation provisions apply for a period for 24 months following any termination not in connection with a change in control. The non-competition and non-solicitation provisions apply to Messrs. Vance, Deuel and Hinson for a period of 12 months following any termination in connection with a change in control. For Mr. Broadhead, all of the restrictive covenants apply for a period of 12 months following any termination of employment.

Change in Control Agreement—Mr. Spurling.    On September 7, 2012, Heritage entered into a change in control agreement with Mr. Spurling. The initial term of the agreement begins on September 7, 2012 and continues through June 24, 2014. The agreement will automatically extend for additional 12-month periods unless terminated by Heritage upon 90 days prior written notice. If a change in control occurs during the term of the agreement, the agreement will remain in effect for the two-year period immediately following the change in control and will then terminate.

The agreement provides for severance benefits in the event of Mr. Spurling’s termination by Heritage not for cause or by Mr. Spurling for good reason, in each case within 24 months after a change in control of Heritage. Mr. Spurling would be entitled to receive an amount equal to 150% of his annual salary, payable in monthly installments over a 12-month period. Mr. Spurling and his eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage for a period of 12 months following termination.

All severance benefits under Mr. Spurling’s agreement are contingent upon his execution and non-revocation of a general release and waiver of claims against Heritage. The agreement is subject to certain banking regulatory provisions and includes a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. The agreement also provides for a benefit cutback in the event any amounts are non-deductible due to the golden parachute payment restrictions of Section 280G of the Internal Revenue Code.

The agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by Mr. Spurling during and after his employment with Heritage, and prohibiting him from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-solicitation provisions apply for a period of 12 months following any termination. The non-competition provisions apply for a period of 12 months following any termination in connection with a change in control.

Equity Plans

Our Restricted Stock Plan of 2002 and Restricted Stock Plan of 2006 provide for accelerated vesting of awards upon disability, death or retirement (at or after age 65). The 2010 Omnibus Equity Plan provides for accelerated vesting of awards upon disability, death or retirement (at or after age 65 and 10 years of service). During 2012, the Heritage Board approved an amendment to all of the above named Equity Plans, which allows for the vesting of shares upon the attainment of retirement eligibility to provide administrative alignment of tax and book reporting for these transactions. The 2010 Omnibus Equity Plan further provides that in the event of a change in control, if Heritage is not the surviving corporation and the acquirer does not assume outstanding awards or provide substitute equivalent awards, or if the award recipient is terminated without cause or if the award recipient terminates his or her own employment for good reason within 24 months following a change in control, then all outstanding awards will become immediately exercisable or vested. Our 1998 Stock Option and Restricted Stock Award Plan, Restricted Stock Plan of 2002, Restricted Stock Plan of 2006 and Incentive Stock Option Plan of 2006 provide for immediate vesting of all outstanding awards in connection with a change in control.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee as of December 31, 2012 and as of the mailing date of this proxy statement were Directors Ellwanger, Christensen, Fluetsch, Lyon, Watson and Weigand. No members of this Committee were officers or employees of Heritage or any of its subsidiaries during the year ended December 31, 2012, nor were they formerly officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to include in this Proxy Statement and present at the meeting a non-binding shareholder vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Heritage’s executives as disclosed in this Proxy Statement. We currently hold our say-on-pay vote every year. The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Heritage Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Heritage’s Proxy Statement for the 2013 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. It will also not affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value. We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. As discussed in the Compensation Discussion and Analysis, the Compensation Committee of the Board of Directors believes that the executive compensation for 2012 is reasonable and appropriate, is justified by Heritage’s performance in a difficult environment and is the result of a carefully considered approach. In considering how to vote on this proposal, the Board requests that you consider the following factors:

•

Heritage’s improved one-year and three-year total shareholder returns of 23.7% and 16.5%, respectively. Although slightly below our peer group’s respective returns during the same periods, our one-year return is 43 basis points stronger than the SNL U.S. Bank Index, which includes banks with totals assets between $1 and $5 billion.

•

Heritage’s earnings improved by 103% over the prior year’s earnings with $13.3 million in net income for the year ended December 31, 2012 compared to $6.5 million for the year ended December 31, 2011. As a result, diluted earnings per common share increased to $0.87 for the year ended December 31, 2012 from $0.42 for the year ended December 31, 2011.

•

Heritage’s capital management strategies which included the ongoing stock repurchase program and the annual cash dividend payment of $0.80 per share while maintaining solid capital levels in excess of regulatory requirements. Heritage’s performance when measured by credit quality and capital ratios are above the median of its peer group with most metrics above the 75th percentile of the peer group.

•

Heritage’s leadership team strives to fairly compensate and retain quality management while managing and balancing risks and rewards. The management team achieved some key growth initiatives during 2012 which included the acquisition of Northwest Commercial Bank and the continued focus on strong core business operations.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The following Report of the Audit and Finance Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Heritage specifically incorporates this report therein, and shall not otherwise be deemed filed under these Acts.

Management is responsible for: (1) preparing Heritage’s financial statements so that they comply with generally accepted accounting principles and fairly present Heritage’s financial condition, results of operations and cash flows; (2) issuing financial reports that comply with the requirements of the SEC; and (3) establishing and maintaining adequate internal control structures and procedures for financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In furtherance of its role, the Audit and Finance Committee undertakes periodic reviews of Heritage’s internal controls and areas of potential exposure, such as litigation matters. The Committee meets at least quarterly and reviews the interim financial results and earnings releases prior to their publication.

The Audit and Finance Committee reports as follows with respect to Heritage’s audited financial statements for the year ended December 31, 2012:

•	The Audit and Finance Committee has reviewed and discussed the audited financial statements with management;

•

The Audit and Finance Committee has discussed with the independent registered public accounting firm, Crowe Horwath LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

The Audit and Finance Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

•

The Audit and Finance Committee has, based on its review and discussions with management of the 2012 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that Heritage’s audited financial statements for the year ended December 31, 2012 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit and Finance Committee:

Respectfully submitted by :	Daryl D. Jensen (Chairman) Brian S. Charneski Gary B. Christensen John A. Clees Jeffrey S. Lyon Donald V. Rhodes Ann Watson Philip S. Weigand

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT

OF REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has appointed Crowe Horwath LLP as its independent registered public accounting firm for the December 31, 2013 and 2012 fiscal years. KPMG LLP served as Heritage’s independent auditor for the fiscal year ended December 31, 2011. Heritage terminated its engagement of KPMG LLP as its independent registered public accounting firm upon the completion of the audit for fiscal year ended December 31, 2011. In connection with the audit as of and for the years ended December 31, 2011 and 2010, and the subsequent interim period through March 2, 2012, (1) there were no disagreements with KPMG LLP on any matter of accounting principle or practice, financial statement disclosure, auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused them to make reference thereto in their report on the financial statements for such years; and (2) there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). You are asked to ratify the appointment of Crowe Horwath LLP at the annual meeting. Although shareholder ratification of the appointment of Crowe Horwath LLP is not required by our bylaws or otherwise, our Board of Directors is submitting this appointment to shareholders for their ratification at the annual meeting as a matter of good corporate practice. If the appointment of Crowe Horwath LLP is not ratified by our shareholders, the Audit and Finance Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Crowe Horwath LLP. Even if the appointment of Crowe Horwath LLP is ratified by the shareholders at the annual meeting, the Audit and Finance Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year.

The Audit and Finance Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Heritage’s independent registered public accounting firm, the Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm. The Audit and Finance Committee discussed with Crowe Horwath LLP the overall scope and plans for the audit, and the results of the audit for the year ended December 31, 2012. Heritage also reviewed and discussed with Crowe Horwath LLP and KPMG LLP the fees paid, as described below, and determined the fees billed for services was compatible with Crowe Horwath LLP and KPMG LLP maintaining their independence.

A representative of Crowe Horwath LLP is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for Heritage for the year ending December 31, 2013.

Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed to Heritage by its principal accountant during the years indicated. Crowe Horwath LLP audited Heritage’s financial statements for the year ended December 31, 2012 and KPMG LLP audited Heritage’s financial statements for the year ended December 31, 2011.

	Year Ended December 31,
	2012(3)	2011
Audit Fees(1)	$281,175	$396,500
Audit-Related Fees	-	30,000	(2)
Tax Fees	-	81,901

Total	$281,175	$508,401

(1)	Audit fees consists of fees paid for the audit of Heritage’s consolidated financial statements in the Form 10-K, audit of Heritage’s statements of assets acquired and liabilities assumed in the Form 8-K/As, and review of financial statements included in the Form 10-Qs, including services normally provided by an accountant in connection with statutory and regulatory filings or engagements, and the review of registration statements filed with the SEC and the issuance of consents and comfort letters.
(2)	Includes costs incurred in relation to the audit of the employee benefit plan performed by KPMG LLP.
(3)	The Company paid fees to KPMG LLP for the employee benefit plan and tax services during 2012; however these fees were not included because KPMG LLP was not our principal accountants for this audit period.

Pre-approval Policy

It is the policy of the Audit and Finance Committee to pre-approve all audit and permissible non-audit services to be provided by the registered public accounting firm and the estimated fees for these services. Pre-approval is typically granted by the full Audit and Finance Committee. In considering non-audit services, the Audit and Finance Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. For the year ended December 31, 2012, the Audit and Finance Committee approved all, or 100%, of the services provided by Crowe Horwath LLP that were designated as audit fees, audit-related fees, tax fees and all other fees as set forth in the table above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10% of Heritage’s common stock to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and we are required to disclose in this Proxy Statement any late filings or failures to file. Based solely on our review of the copies of such forms we have received and written representations provided to us by the above referenced persons, we believe that, during the year ended December 31, 2012, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the executive office at 201 Fifth Avenue S.W., Olympia, Washington 98501, no later than November 18, 2013. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation generally provide that shareholders will have the opportunity to nominate Heritage directors if the nominations are made in writing and delivered to our Chairman not less than 14 days nor more than 50 days before such annual meeting of shareholders; provided, however, if less than 21 days’ notice of the meeting is given, the shareholder’s notice shall be delivered to the Chairman no later than the close of the seventh day following the date on which notice of the meeting was mailed to shareholders. As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the name and address of each proposed nominee, the principal occupation of each proposed nominee, the total number of shares of Heritage common stock that will be voted for each shareholder proposed nominee, the name and address of the nominating shareholder, and the number of shares of Heritage common stock owned by the nominating shareholder. Heritage’s Board Governance and Nominating Committee, in its discretion, may disregard any nominations that do not comply with the above-listed requirements. Upon the Board Governance and Nominating Committee’s instructions, the vote teller may disregard all votes cast for a nominee if the nomination does not comply with the above-listed requirements.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will pay the cost of soliciting proxies. In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Our annual report for the year ended December 31, 2012 (including consolidated financial statements) has been mailed along with this Proxy Statement to all shareholders of record as of March 4, 2013. The annual report is not to be treated as part of the proxy solicitation material or having been incorporated by reference in this Proxy Statement.

A copy of Heritage’s Form 10-K that was filed with the Securities and Exchange Commission on March 6, 2013 will be provided to you without charge if you were a shareholder of Heritage as of March 4, 2013. Please make your written request to:

Heritage Financial Corporation

Attention: Kaylene M. Lahn

Corporate Secretary

201 Fifth Avenue S.W.

Olympia, Washington 98501

REVOCABLE PROXY

HERITAGE FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

MAY 1, 2013

The undersigned hereby appoints Daryl D. Jensen and Donald V. Rhodes, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Heritage Financial Corporation (the “Company” or “Heritage”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Phoenix Inn Suites, 417 Capitol Way N., Olympia, Washington, on Wednesday, May 1, 2013, at 10:30 a.m., Pacific time, and at any and all adjournments thereof, as follows:

	The Heritage Board of Directors recommends that you vote FOR the following	FOR	WITHHELD	FOR ALL EXCEPT
nominees:

1.	Election as director of the nominees listed below for a one-year term (except as marked to the contrary below).	☐	☐	☐

Brian S. Charneski Gary B. Christensen
John A. Clees
Kimberly T. Ellwanger
Brian L. Vance Ann Watson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

The Heritage Board of Directors recommends that you vote FOR the following proposals:

		FOR	AGAINST	ABSTAIN
2.	Advisory (non-binding) approval of the compensation paid to named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Ratification of the appointment of Crowe Horwath LLP as Heritage’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

In their discretion, upon such other matters as may properly come before the meeting.

This proxy also provides voting instructions to the trustees of the Heritage Financial Corporation 401(k) Employee Stock Ownership Plan for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other business is presented at such meeting, this proxy will be voted by the proxies named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the proxies named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of the Company at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated March 19, 2013, and the 2012 Annual Report to Shareholders.

Dated: , 2013

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER
SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.